EXHIBIT 99.1

CONTACT:	Michael Golden, CEO Robert Nichols, CFO 561 826 0464

SUN AMERICAN BANCORP EARNS $3.2 MILLION IN 2006

REVENUES INCREASE 30% AND LOANS GROW 66%

(unaudited)

BOCA RATON, FL – February 6, 2007 – Sun American Bancorp (“Sun American”) (AMEX: SBK), the bank holding company for Sun American Bank (the “Bank”), today reported that strong loan and deposit growth both organically and through the asset acquisition of Beach Bank, contributed to a 66% increase in its loan portfolio for the year ended December 31, 2006 compared to a year earlier.  Through organic growth, Sun American achieved a 34% increase in net interest income, a basic measure of bank profitability, in 2006. Net income was $1.8 million, or $0.08 per diluted share, in the fourth quarter of 2006, compared to $1.0 million, or $ 0.05 per diluted share, in the fourth quarter a year ago.  For all of 2006, net income was $3.2 million, or $0.14 per diluted share, compared to $2.9 million, or $0.21 per diluted share, in 2005.  Diluted earnings per share reflect the weighted average impact of an 8.9 million share increase in 2006. The 2006 results include the benefit of a $1.2 million credit to our provision for income taxes upon recognition of a deferred tax asset.

“In the past year we have focused on expanding our franchise organically and through acquisitions,” said Michael Golden, President and CEO.  “We opened de novo branches in West Palm Beach and Coral Gables in 2006. We were also approved by our regulators to open two new full service branches in West Delray Beach and Ft. Lauderdale, and one limited service branch in Palm Beach Gardens, in January 2007. We acquired two branches through the Beach Bank asset acquisition, and opened a new 15,000 square foot operations center.  Southeast Florida is one of the fastest growing regions in the country, and we will continue to evaluate growth opportunities that can be cost effective and add to shareholder value.”

On December 29, 2006, Sun American completed its acquisition of Beach Bank, resulting in the acquisition of $114 million in total assets, $68 million of loans and $106 million of deposits.

“Acquiring the assets of Beach Bank, a local community bank located in a premium, high-growth area is consistent with our ongoing strategy of expanding our commercial banking franchise,” said Michael Golden, President and CEO.  “We expect this transaction will be accretive to earnings in 2007.”

2006 Highlights (compared to 2005)

•

Acquired the assets of Beach Bank.

•

Assets increased 82% to $503.1 million.

•

Revenues increased 30% to $16.1 million.

•

Net interest income before provision for loan losses grew 35% to $15.2 million.

•

Net interest margin for the year was 5.01%.

•

Loans grew 66% to $350.7 million.

•

Total deposits increased 108% to $403.0 million.

•

Credit quality remained stable with nonperforming assets representing 0.2% of total assets.

•

Increased branch network from 7 to 13 branch locations (official opening was January 2007 for three branches).

•

Signed definitive merger agreement with Independent Community Bank.

•

Continued to upgrade branch facilities.

•

Added to our infrastructure of employees from 74 to 102.

•

Book value grew to $3.65 from $3.22.

Balance Sheet Growth

Sun American’s balance sheet reflects the strong growth from both the acquisition and internal growth, with total assets up 82% to $503.1 million at December 31, 2006, compared to $277.2 million a year ago.  Deposits grew 108% to $403.0 million compared to $193.5 million at December 31, 2005.  “Building transaction accounts continues to be our focus while we decrease the emphasis on certificates of deposit,” added Golden.  “Although a majority of our deposits are in interest bearing accounts, we increased non-interest bearing deposits 62%.”  Non-interest bearing deposits were $53.3 million at December 31, 2006, while interest bearing deposits were $349.7 million at year-end.

(more)

SBK 4Q06 Results

February 6, 2007

Net loans increased 66% to $350.7 million at December 31, 2006, compared to $210.7 million a year earlier.

Including the preliminary issuance of $18.5 million in stock associated with the Beach Bank acquisition, shareholders’ equity increased 42% to $84.7 million compared to $59.6 million at the end of 2005.  Book value per share improved to $3.65 at December 31, 2006, compared to $3.22 a year earlier, and tangible book value per share was $2.86 at year-end, compared to $2.90 at the end of 2005.

Operating Results

Fourth quarter revenues, consisting of net interest income before the provision for loan losses and non-interest income, increased 6% to $3.9 million compared to $3.7 million in the fourth quarter a year ago.  For the year, revenues increased 30% to $16.1 million compared to $12.4 million in 2005.  For the fourth quarter, net interest income before the provision for loan losses increased 9% to $3.7 million compared to $3.4 million in the same quarter a year ago.  For the year, net interest income before the provision for loan losses increased 35% to $15.2 million compared to $11.3 million in 2005.  As a result of the organic growth in the loan portfolio, interest and fees on loans increased 39% to $6.2 million in the fourth quarter of 2006, and 54% to $22.8 million for the year 2006, compared to their respective periods a year ago.

“We have increased the size of our franchise from 7 to 13 branch locations.  While this branch expansion has increased our expenses, we do believe that over time it will add to our profitability by helping to gather low cost core deposits to fund our loan growth,” said Golden.  Non-interest expenses were $3.8 million in the fourth quarter of 2006, an increase from $2.7 million in the fourth quarter a year ago.  For all of 2006, non-interest expenses were $13.8 million compared to $9.0 million in 2005.  Salaries and employee benefits and costs associated with the new branches contributed to the increase in expenses.  Stock compensation expenses were also added to additional expenses.

Sun American incurred stock-based compensation expense upon adoption of SFAS No. 123R of approximately $183,000 in the fourth quarter of 2006, compared to nil in the fourth quarter of 2005.  For the year, Sun American incurred stock-based compensation expense of approximately $610,000, compared to nil in 2005.

Income Taxes

In accordance with SFAS No. 109, Accounting for Income Taxes, Sun American recognized the remaining portion of our deferred tax assets given our assessment and expectation of generating sufficient future taxable income. The valuation reserve was reduced by $1.7 million but was offset by $465,000 of current tax for a net tax provision benefit of $1.2 million. This compares to nil for the fourth quarter of 2005 and full year 2005.

Credit Quality

Nonperforming assets were $953,000, or 0.2 % of total assets, at December 31, 2006, compared to $290,000, or 0.01% of total assets a year ago.  Due to an improvement in the performance of our loan portfolio, the Bank reduced its allowance for loan losses by $614,000 in the fourth quarter of 2006. This resulted in a negative provision for loan losses of $457,000 in the fourth quarter compared to negative provision of $39,000 in the fourth quarter of 2005.  For the year, the loan loss provision was $338,000 compared to$475,000 in 2005.  At December 31, 2006, the allowance for loan losses totaled $3.1 million, representing 0.86% of total loans outstanding.

(more)

SBK 4Q06 Results

February 6, 2007

About Sun American Bancorp

Based in Boca Raton, Florida, Sun American Bancorp is the single-bank holding company of Sun American Bank, a state-chartered, federal member bank engaged in a general commercial and consumer banking business.  Sun American Bank operates 13 offices in Miami, Broward and Palm Beach Counties in Southeast Florida.  For additional information, please visit our website at www.sunamericanbank.com.

Except for historical information contained herein, the matters set forth in this news release are “forward looking” statements, as defined in the Private Securities Litigation Reform Act of 1995.  Although Sun American Bancorp believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions; there can be no assurance that its expectations will be realized.  Forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from Sun American Bancorp’s expectations.  Factors that could contribute to such differences include those identified in Sun American Bancorp’s Form 10-K for the year-ended December 31, 2005, and those described from time to time in Sun American’s other filings with the Securities and Exchange Commission, news releases and other communications.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy any securities. We have filed with the SEC a registration statement, which has not yet been declared effective, and other relevant documents concerning the proposed transaction with Independent Community Bank. INVESTORS AND OUR SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLELMENTS TO THOSE DOCUMENTS, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. You can obtain a free copy of the registration statement as well as other filings made by us with the SEC, at the SEC’s website (http://www.sec.gov). In addition, investors and our security holders may obtain free copies of the documents filed by us with the SEC by directing a written request to: Sun American Bancorp, 1200 N. Federal Highway, Suite 111-A, Boca Raton, Florida 33432, Attention: Robert Nichols.

(tables follow)

SBK 4Q06 Results

February 6, 2007

SUN AMERICAN BANCORP

CONSOLIDATED STATEMENTS OF INCOME

Three and Twelve months ended December 31, 2006 and 2005

	Three Months Ended		Twelve Months Ended
	December 31, 2006	December 31, 2005	December 31, 2006	December 31, 2005
	(Unaudited)	(Unaudited)	(Unaudited)
Interest and dividend income
Loans, including fees	$6,164,077	4,423,333	22,821,484	14,844,430
Securities	407,266	264,868	1,362,235	947,144
Federal funds sold and other	532,677	118,270	915,893	251,437
	7,104,020	4,806,471	25,099,612	16,043,011
Interest expense:
Deposits	3,189,176	1,169,427	9,148,681	3,931,409
Other	232,581	200,854	748,530	808,187
	3,421,757	1,370,281	9,897,211	4,739,596

Net interest income before provision for loan losses	3,682,263	3,436,190	15,202,401	11,303,415
Provision for loan losses	(456,983)	(38,574)	338,321	475,350

Net interest income after provision for loan losses	4,139,246	3,474,764	14,864,080	10,828,065

Non-interest income:
Service charges on deposit accounts	218,186	238,941	839,224	1,066,704
Net gains on sales of securities		0		7,930
Other	20,165	0	20,186
	238,351	238,941	859,410	1,074,634

Non-interest expenses:
Salaries and employee benefits	1,925,353	1,294,677	7,154,241	4,247,490
Occupancy and equipment	917,685	505,307	3,001,340	1,724,182
Data and item processing	209,936	135,089	721,607	497,618
Professional fees	106,063	261,546	613,443	824,568
Insurance	70,669	65,220	253,433	215,961
Other	548,843	429,346	2,034,900	1,472,418
	3,778,549	2,691,185	13,778,964	8,982,237

Income before taxes and minority interest	599,048	1,022,520	1,944,526	2,920,462

Provision for income taxes	(1,236,000)		(1,236,000)

Minority interest in net income of subsidiary	(809)	(255)	(1,524)	(1,662)

Net Income	$1,834,239	1,022,265	3,179,002	2,918,800

Basic earnings per share	$0.09	0.06	0.17	0.24
Diluted earnings per share	$0.08	0.05	0.14	0.21

Weighted average number of common shares, basic	19,482,875	16,992,210	19,009,834	12,122,945
Weighted average number of common shares, diluted	23,043,668	18,874,119	22,504,834	13,602,002

(more)

SBK 4Q06 Results

February 6, 2007

SUN AMERICAN BANCORP

CONSOLIDATED BALANCE SHEET

December 31, 2006 and December 31, 2005

	December 31, 2006	December 31, 2005
	(Unaudited)
ASSETS
Cash and due from financial institutions	$7,778,379	6,201,079
Federal funds sold	48,537,000	21,380,000
Total cash and cash equivalents	56,315,379	27,581,079
Securities available for sale	5,273,796	5,208,159
Securities held to maturity (fair value 2006 - $51,980,571 and 2005 - $20,832,067)	52,244,379	21,160,886
Loans (net of allowance of $3,052,638 in 2006 and $2,119,396 in 2005)	350,742,657	210,665,319
Federal Reserve Bank Stock	1,749,300	1,257,400
Federal Home Loan Bank Stock	1,289,600	1,328,000
Premises and equipment	8,012,606	2,014,340
Acrued interest receivable	2,409,283	1,235,797
Goodwill and other identified intangibles	18,496,749	5,963,596
Other assets	6,588,910	736,269
Total assets	$503,122,659	277,150,845
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
Non-interest bearing	$53,334,086	32,971,081
Interest bearing	349,644,106	160,493,718
Total deposits	402,978,192	193,464,799
Repurchase agreements	1,547,273	1,020,710
Federal Home Loan Bank advances	11,000,000	21,000,000
Accrued expense and other liabilities	2,889,329	2,014,942
Total liabilities	418,414,794	217,500,451
Minority interest	27,753	25,386
Stockholders' equity
Common stock, $.01 par value; 40,000,000 shares authorized; Issued and outstanding, 2006 - 23,176,643 shares, 2005 - 18,500,912 shares	459,090	412,333
Capital surplus	87,466,062	65,299,226
Accumulated deficit	(3,035,102)	(5,895,750)
Accumulated other comprehensive (loss)	(209,938)	(190,801)
Total stockholders' equity	84,680,112	59,625,008
Total liabilities and stockholders' equity	$503,122,659	277,150,845